Exhibit 10.7

RELEASE, CONSULTING AND NONCOMPETITION AGREEMENT

This Release, Consulting and Noncompetition Agreement (this “Agreement”) is entered into as of April 12, 2005, by and between NewAlliance Bancshares, Inc., a Delaware corporation (“NewAlliance”), NewAlliance Bank, a Connecticut savings bank and a wholly-owned subsidiary of NewAlliance (“NewAlliance Bank”), Cornerstone Bancorp, Inc., a Connecticut corporation (“Cornerstone”), Cornerstone Bank, a Connecticut bank and a wholly-owned subsidiary of Cornerstone (“Cornerstone Bank”), and Paul H. Reader (the “Consultant”).

RECITALS:

WHEREAS, the Consultant is currently the Senior Vice President of Cornerstone and the Senior Executive Vice President of Cornerstone Bank;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 12, 2005 (the “Merger Agreement”), by and among NewAlliance, NewAlliance Bank, Cornerstone and Cornerstone Bank, Cornerstone will merge with and into NewAlliance, with NewAlliance being the surviving entity (the “Merger”), and Cornerstone Bank will merge with and into NewAlliance Bank, with NewAlliance Bank being the surviving entity;

WHEREAS, the parties hereto recognize and acknowledge the interest of NewAlliance and NewAlliance Bank in protecting the business and goodwill associated with Cornerstone and Cornerstone Bank following the Merger by having the Consultant enter into this Agreement; and

WHEREAS, NewAlliance and NewAlliance Bank desire to have the Consultant provide, and the Consultant is willing to provide NewAlliance and NewAlliance Bank with, the consulting services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms.

Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2. Consultancy.

(a) Subject to the provisions of Section 2(d) hereof, the parties hereto agree that, during the six-month period immediately following the Effective Time of the Merger (the “Consulting Period”), the Consultant undertakes to provide his personal advice and counsel to NewAlliance and its subsidiaries and affiliates (including NewAlliance Bank) in connection with the business of NewAlliance and its subsidiaries, including, but not limited to, consulting with NewAlliance regarding the operations and customer relationships of

NewAlliance and its subsidiaries, providing introductions to customers and providing personal services similar to those the Consultant is currently providing Cornerstone and Cornerstone Bank (collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services as may be requested from time to time by the Executive Vice President - Business Banking of NewAlliance Bank, and if he or she is not in the office on the date in question, then by the President and Chief Executive Officer of NewAlliance, and if he or she is also not in the office on the date in question, then by the Executive Vice President and Chief Operating Officer of NewAlliance. During the Consulting Period, the Consultant shall be available to devote his full business time, attention, skills and effort (other than during holidays, vacations and periods of illness) to the business and affairs of NewAlliance and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of NewAlliance and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as NewAlliance, NewAlliance Bank and the Consultant may agree. The Consultant shall be available for meetings at the principal executive offices of NewAlliance and NewAlliance Bank at such times as shall be reasonable and appropriate.

(b) During the Consulting Period, NewAlliance or NewAlliance Bank shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of NewAlliance or NewAlliance Bank, subject to such documentation and prior approval as may be required by NewAlliance or NewAlliance Bank, including but not limited to payment of club membership dues and assessments for the Executive (which shall not exceed an aggregate of $5,000 per year). In addition, during the Consulting Period, NewAlliance Bank shall provide the Consultant with the continued use of an automobile of the same make, year and model as provided by Cornerstone Bank to the Consultant as of the date of this Agreement, with NewAlliance Bank paying the costs for fuel, insurance, maintenance and repairs of the automobile during the Consulting Period.

(c) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of NewAlliance or any subsidiary or affiliate of NewAlliance.

(d) The Consultant may terminate the Consulting Period by providing thirty (30) days written notice to NewAlliance and NewAlliance Bank. In addition, the Consulting Period shall automatically terminate by reason of the death of the Consultant and no notice of termination shall be required. NewAlliance or NewAlliance Bank may terminate the Consulting Services for Cause as hereinafter defined, in which event the Consulting Period will end as of the date the Consulting Services are terminated.

(e) For purposes of this Agreement, termination for “Cause” shall mean a discharge because the Board of Directors of NewAlliance or NewAlliance Bank (the “NewAlliance Board”) determines that the Consultant has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Consultant’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in connection with his Consulting Services; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for NewAlliance or its subsidiaries and affiliates, as determined by the NewAlliance Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the NewAlliance Board gives written notice to the Consultant of the material breach. For purposes of the definition of Cause, no act or failure to act, on the part of the Consultant, shall be considered “willful” unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of NewAlliance or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the NewAlliance Board or based upon the written advice of counsel for NewAlliance shall be conclusively presumed to be done, or omitted to be done, by the Consultant in good faith and in the best interests of NewAlliance or its subsidiaries and affiliates. The cessation of the Consulting Services shall not be deemed to be for “Cause” within the meaning of this Section 2(e) unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the NewAlliance Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Consultant and the Consultant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Consultant is guilty of the conduct described in this Section 2(e), and specifying the particulars thereof in detail.

(f) The obligations of NewAlliance and NewAlliance Bank under this Agreement are subject to and contingent upon the Consultant continuing to be employed by Cornerstone and Cornerstone Bank from the date hereof until the Effective Time of the Merger.

3. Non-Disclosure of Confidential Information.

Except in the course of his services to NewAlliance and NewAlliance Bank hereunder, and in the pursuit of the business of NewAlliance or any of its subsidiaries or affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of NewAlliance or any of its subsidiaries or affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant. The Consultant agrees that all information concerning the identity of the customers of NewAlliance and its subsidiaries and affiliates and the relations of such entities with their customers is confidential information. This Section 3 shall survive the termination or expiration of the Consulting Period.

4. Non-Competition Provisions.

The Consultant agrees that during the 18-month period immediately following the Effective Date of the Merger (the “Non-Competition Period”), the Consultant will not (i) without the prior written consent of NewAlliance Bank, engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise or entity located in any of Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland or Windham Counties in the State of Connecticut or Kent, Providence or Washington Counties in the State of Rhode Island (collectively, the “Counties” and individually a “County”) or in the New York, New York Primary Metropolitan Statistical Area (“PMSA”), which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by NewAlliance Bank, competitive with any business carried on by NewAlliance, NewAlliance Bank or any of their subsidiaries, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of NewAlliance or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of NewAlliance or any of its subsidiaries) any customer of NewAlliance or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with NewAlliance or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between NewAlliance or its subsidiaries and any such customers. In the event the Consultant desires to join a Competing Business and requests the written consent of NewAlliance Bank to permit him to do so during the Non-Competition Period, the Consultant shall provide the President and Chief Executive Officer of NewAlliance Bank with the identity of the Competing Business, the nature of his proposed position, duties and responsibilities with such entity, and such other information as may be reasonably requested by NewAlliance Bank within fifteen (15) days of receiving such request. NewAlliance Bank agrees to consider and review any such request (provided that no more than one request may be submitted within any 45 day period), and to notify the Consultant of its determination within thirty (30) days of receiving the information requested pursuant to the preceding sentence.

5. Compensation.

(a) On December 30, 2005 and in consideration for the Consultant executing the General Release attached hereto as Exhibit A in a timely manner so that it is effective and irrevocable prior to the date of such payment, Cornerstone or Cornerstone Bank shall pay to the Consultant a lump sum cash amount equal to $722,641, minus applicable withholding, so that the full amount of such payment is included in the Consultant’s taxable income for 2005.

(b) In consideration of the obligations and commitments of the Consultant under this Agreement, including the execution of the General Release attached hereto as Exhibit A by the Consultant in a timely manner so that such release is effective and irrevocable prior to the date of the payment pursuant to Section 5(a) hereof, NewAlliance or NewAlliance Bank shall pay to the Consultant an amount equal to $13,333.33 per month on the last business day of each month during the Consulting Period.

(c) During the Consulting Period and for a period of thirty-six months following the expiration or termination of the Consultant Period, NewAlliance or NewAlliance Bank shall provide medical, dental, life and accidental death and dismemberment coverage to the Consultant under the policies offered by NewAlliance and NewAlliance Bank to their employees, on the same terms and conditions as if the Consultant was an employee of NewAlliance Bank, with the Consultant responsible for paying the employee share of any premiums, copayments or deductibles and with the accident, disability and life insurance coverage subject to the maximum coverage limits in the current policies of Cornerstone Bank. For purposes of determining eligibility under such plans, the Consultant shall be credited with his service as a Cornerstone Bank employee and shall not be subject to any pre-existing condition limitation for conditions covered under such plans. In addition, each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred by the Consultant under any comparable Cornerstone Bank plan for the plan year in which the Effective Time occurs.

(d) Notwithstanding anything contained herein to the contrary, NewAlliance or NewAlliance Bank shall pay to the Consultant his vested benefits under the Salary Continuation Agreement between the Consultant and Cornerstone Bank adopted on or about June 7, 2002 and effective as of April 1, 2002 (the “SERP Agreement”), with the benefits to be paid in the amounts and at the times set forth in the SERP Agreement, provided that none of the events specified in Article 5 of the SERP Agreement have occurred. NewAlliance and NewAlliance Bank agree that Cornerstone Bank and the Executive may amend the SERP if deemed necessary to bring it into compliance with Section 409A of the Code, provided that NewAlliance and its counsel shall have an appropriate opportunity to review and comment on such amendment prior to its adoption. Provided that the Consultant consents to any amendment to the SERP Agreement that may be deemed necessary or appropriate by NewAlliance or NewAlliance Bank to comply with Section 409A of the Code, NewAlliance and NewAlliance Bank agree not to take any action, without the prior written consent of the Consultant, that would result in any penalty tax or interest being owed by the Consultant under Section 409A(a)(1)(B) of the Code with respect to the Consultant’s benefits under the SERP Agreement.

6. Certain Supplemental Payments by NewAlliance.

(a) In the event that it is determined that part or all of the compensation and benefits to be paid to the Consultant, whether or not payable hereunder, (i) constitute “parachute payments” under Section 280G of the Code (the “Payments”), and (ii) equal or exceed three (3) times the Consultant’s “Base Amount” (as such term is used under Section 280G of the Code), NewAlliance, on or before the date for payment of the excise tax imposed under Section 4999 of the Code, shall pay to or on behalf of the Consultant, in a single lump sum, an amount (the “Gross-Up Amount”) such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, the Consultant will be fully reimbursed for the amount of such excise tax.

(b) The determination of the Payments, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Section 6 shall be made by counsel to NewAlliance, with such counsel’s fee to be paid by NewAlliance.

(c) As promptly as practicable following the above determinations, NewAlliance shall pay to or distribute to or for the benefit of the Consultant such amounts as are then due to the Consultant under this Agreement and shall promptly pay to or distribute for the benefit of the Consultant in the future such amounts as become due to the Consultant under this Agreement.

(d) As a result of the uncertainty in the application of Section 280G of the Code at the time of an initial determination hereunder, it is possible that payments will not have been made by NewAlliance which should have been made under clause (a) of this Section 6 (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment has been made and the Consultant thereafter is required to make any payment of an excise tax, income tax, any interest or penalty, the firm selected under clause (b) above shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NewAlliance to or for the benefit of the Consultant. If and to the extent that the Consultant receives any tax refund from the Internal Revenue Service that is attributable to payments by NewAlliance pursuant to this Section 6 of amounts in excess of the actual Gross-Up Amount as finally determined by the Internal Revenue Service or a court of competent jurisdiction (“Overpayment”), the Consultant shall promptly pay to NewAlliance the amount of such refund that is attributable to the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, the Consultant shall not have any obligation to pay NewAlliance any amount pursuant to this Section 6(d) if and to the extent that any such obligation would cause the arrangement to be treated as a loan or extension of credit prohibited by applicable law.

7. Successors and Assigns

(a) Each of NewAlliance and NewAlliance Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NewAlliance or NewAlliance Bank would be required to perform it if no such succession or assignment had taken place. Any failure of NewAlliance or NewAlliance Bank to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

(b) This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. All amounts payable to the Consultant hereunder shall be paid, in the event of the Consultant’s death, to the Consultant’s estate, heirs and representatives. Except as provided in this Section 7, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to Section 7(a). This Agreement shall not be terminated by the voluntary or involuntary dissolution of NewAlliance or NewAlliance Bank.

8. Enforcement.

(a) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

(b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 4 of this Agreement with respect to the Counties and the PMSA shall be deemed to be separate covenants with respect to each County and PMSA, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties or PMSA, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County or PMSA. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c) The Consultant acknowledges that NewAlliance and NewAlliance Bank would not have entered into the Merger Agreement or intend to consummate the Merger unless the Consultant had, among other things, entered into this Agreement. Any breach of Sections 3 or 4 of this Agreement will result in irreparable damage to NewAlliance and NewAlliance Bank for which NewAlliance and NewAlliance Bank will not have an adequate remedy at law. In addition to any other remedies and damages available to NewAlliance and NewAlliance Bank, the Consultant further acknowledges that NewAlliance and NewAlliance Bank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 3 or 4 of this Agreement, and the parties hereby consent to any injunction issued in favor of NewAlliance and NewAlliance Bank by any court of competent jurisdiction, without prejudice to any other right or remedy to which NewAlliance and NewAlliance Bank may be entitled. The Consultant represents and acknowledges that, in light of his experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by NewAlliance or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. In the event of a breach of this Agreement by the Consultant, the Consultant acknowledges that in addition to or in lieu of NewAlliance or NewAlliance Bank seeking injunctive relief, NewAlliance or NewAlliance Bank may also seek to recoup any or all amounts paid by NewAlliance or NewAlliance Bank to the Consultant pursuant to Section 5 hereof. Each of the remedies available to NewAlliance and NewAlliance Bank in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

9. Amendment.

This Agreement may be amended or modified at any time by a written instrument executed by the parties prior to the Effective Time of the Merger and thereafter by NewAlliance, NewAlliance Bank and the Consultant; provided, however, that if the NewAlliance Board determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be amended to comply with Section 409A of the Code, the NewAlliance Board may amend this Agreement to make any changes required to comply with Section 409A of the Code.

10. Withholding.

NewAlliance and NewAlliance Bank shall be entitled to withhold from amounts to be paid to the Consultant hereunder any federal, state or local withholding or other taxes, or charge which it is from time to time required to withhold. NewAlliance and NewAlliance Bank shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

11. Notice.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Consultant:

Paul H. Reader
At the address last appearing
on the records of NewAlliance

If to Cornerstone and Cornerstone Bank:

Cornerstone Bancorp, Inc.
Cornerstone Bank
550 Summer Street
Stamford, Connecticut 06901

Attention: Chairman of the Compensation Committee of the Board

If to NewAlliance and NewAlliance Bank:

NewAlliance Bancshares, Inc.
NewAlliance Bank
195 Church Street
New Haven, Connecticut 06510

(or the address of their principal executive office, if different)
Attention: Chairman of the Compensation Committee of the Board

with a copy, in the case of a notice to NewAlliance and NewAlliance Bank, to:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Raymond A. Tiernan, Esq.
Gerald F. Heupel, Jr., Esq.

12. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

13. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

14. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

15. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

16. Entire Agreement.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including but not limited to that certain employment agreement dated as of May 17, 2001 between Cornerstone, Cornerstone Bank and the Consultant (the “Cornerstone Employment Agreement”). Notwithstanding anything contained herein to the contrary, this Agreement does not supersede the SERP Agreement.

17. Effectiveness.

Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms, except that Section 5(a) hereof shall be effective immediately. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void, including Section 5(a) hereof if the Merger Agreement is terminated prior to the time the payment pursuant to Section 5(a) hereof is made.

[Signature Page Follows]

IN WITNESS WHEREOF, each of NewAlliance, NewAlliance Bank, Cornerstone and Cornerstone Bank has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, effective as of the date first above written.

WITNESS:		CONSULTANT:

	/s/ Leigh A. Hardisty		/s/ Paul H. Reader
Name:		Name:	Paul H. Reader
Title:	Secretary

ATTEST:		NEWALLIANCE BANCSHARES, INC.

	/s/ Noel Rendell	By:	/s/ Merrill B. Blanksteen
Name:	Noel Rendell	Name:	Merrill B. Blanksteen
Title:	Corporate Secretary	Title:	Executive Vice President and CFO

ATTEST:		NEWALLIANCE BANK

	/s/ Noel Rendell	By:	/s/ Merrill B. Blanksteen
Name:	Noel Rendell	Name:	Merrill B. Blanksteen
Title:	Corporate Secretary	Title:	Executive Vice President and CFO

ATTEST:		CORNERSTONE BANCORP, INC.

	/s/ Leigh A. Hardisty	By:	/s/ Merrill J. Forgotson
Name:	Leigh A. Hardisty	Name:	Merrill J. Forgotson
Title:	Secretary	Title:	President and CEO

ATTEST:		CORNERSTONE BANK

	/s/ Leigh A. Hardisty	By:	/s/ Merrill J. Forgotson
Name:	Leigh A. Hardisty	Name:	Merrill J. Forgotson
Title:	Senior Vice President and	Title:	Chairman and COO
Secretary

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